Filed pursuant to Rule 424(b)(3)
Registration No. 333-249556

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated November 5, 2020)

CuriosityStream Inc.

Primary Offering of

19,229,000 Shares Common Stock

Secondary Offering of

2,500,000 Shares of Common Stock

4,029,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated November 5, 2020 (as supplemented to the date hereof, the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”), which forms a part of our registration statement on Form S-1 (No. 333-249556). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in (i) our Current Report on Form 8-K, which we filed with the Securities and Exchange Commission (“SEC”) on May 3, 2021 (Accession No. 0001193125-21-148191) and (ii) our Current Report on Form 8-K, which we filed with the SEC on May 3, 2021 (Accession No. 0001193125-21-147229) (together, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement. Accordingly, we have attached both of the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,475,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”) issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”); (ii) up to 3,676,000 shares of our Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with our IPO; (iii) up to 353,000 shares of our Common Stock issuable upon the exercise of warrants (the “PIPE Warrants” and together with the Public Warrants and the Private Placement Warrants, the “Warrants”) issued to the PIPE Investors (as defined below) in a private placement, and (iv) 7,725,000 shares of Common Stock issuable under our Omnibus Incentive Plan. Each Warrant entitles the holder thereof to purchase upon exercise one share of our Common Stock for $11.50 per share.

The Prospectus and this prospectus supplement also relate to the resale or distribution from time to time by the selling securityholders named in the Prospectus or their permitted transferees of (i) up to 2,500,000 shares of our Common Stock issued to certain third-party investors (the “PIPE Investors”) in private placements pursuant to Subscription Agreements entered into on August 10, 2020; (ii) 353,000 PIPE Warrants and (iii) 3,676,000 Private Placement Warrants.

Our Common Stock is traded on The Nasdaq Capital Market (the “NASDAQ”) under the symbol “CURI.” Our Warrants are traded on the NASDAQ under the symbol “CURIW”. On May 3, 2021, the last reported sale price of our Common Stock was $14.67 per share and the last reported sale price of our Warrants was $5.10 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): May 3, 2021

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(Address of Principal Executive Offices, including zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition

The information set forth under Item 4.02 is incorporated into this Item 2.02 by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 3, 2021, the Board of Directors (the “Board of Directors”) of CuriosityStream Inc. (the “Company”), following the recommendation of the Audit Committee of the Board of Directors in response to the statement released by the staff of the U.S. Securities and Exchange Commission (the “SEC”) with respect to the balance sheet classification of certain contracts that may be settled in an entity’s stock, such as warrants, and after discussion with its independent registered public accounting firm, Ernst & Young LLP, its valuation firm and its legal advisors, concluded that the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K (the “10-K”) should be restated to reflect the impact of this guidance by the SEC staff and accordingly, should no longer be relied upon. Similarly, any previously furnished or filed reports, related earnings releases, investor presentations or similar communications of the Company describing the Company’s financial results contained in the 10-K should no longer be relied upon.

Background

On April 12, 2021, the SEC staff issued a statement (the “Statement”) on the accounting and reporting considerations for warrants issued by special purpose acquisition companies. The Statement referenced the guidance included in U.S. Generally Accepted Accounting Principles that entities must consider in determining whether to classify contracts that may be settled in its own stock, such as warrants, as equity or as an asset or liability.

After considering the Statement, the Company re-evaluated its historical accounting for its warrants and concluded it must amend the accounting treatment of the private placement warrants (the “Warrants”) issued to Software Acquisition Holdings LLC, the former sponsor of Software Acquisition Group, Inc. (“SWAG”), in connection with a private placement that closed concurrently with the initial public offering of SWAG and recorded in the Company’s consolidated financial statements as a result of the business combination between SWAG and CuriosityStream Operating Inc. (formerly named CuriosityStream Inc.) (the “Merger”) and the reverse recapitalization that occurred on October 14, 2020. At that time, the Warrants were presented within equity and did not impact any reporting periods prior to the Merger.

Based on the Company’s reassessment, it determined that the Warrants should have been classified as liabilities measured at fair value on the closing date of the Merger, with subsequent changes in fair value reported in the Company’s consolidated statements of operations each reporting period. The Company intends to promptly file restated financial statements for the year ended December 31, 2020 on Form 10-K/A.

In light of the restatement discussed above, the Company reassessed the effectiveness of its disclosure controls and procedures and internal controls over financial reporting as of December 31, 2020 and determined that a material weakness existed related to the Company’s accounting for the Warrants. As a result of the restatement discussed above, the Company expects to recognize incremental non-operating expense of $8 million to $12 million for the year ended December 31, 2020. The Company anticipates that the first quarter 2021 non-operating expense related to this issue will be between $3 million and $5 million. The Company expects that there will be no material impact to its historically reported cash and cash equivalents, or cash flows from operating, investing or financing activities.

All estimates contained in this report are subject to change as management completes the Form 10-K/A, and the Company’s independent registered public accounting firm has not audited or reviewed these estimates or ranges. An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates. Further details will be included in the Company’s Form 10-K/A.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Ernst & Young LLP.

Item 7.01 Regulation FD

The information set forth under 4.02 is incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2021	CuriosityStream Inc.

/s/ Jason Eustace
Name: Jason Eustace
Title: Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): April 27, 2021

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(Address of Principal Executive Offices, including zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2021, the Board of Directors (the “Board”) of CuriosityStream Inc. (the “Company”) and the Compensation Committee of the Board (the “Compensation Committee”) reviewed and approved the grant of certain equity incentive awards in 2021 under the Company’s Omnibus Incentive Plan (the “Plan”) to executive officers of the Company. The Board approved the grant of restricted stock units (“RSUs”) and stock options to Tia Cudahy, Jason Eustace and Devin Emery. The equity awards were approved to be granted in two tranches: (1) the first tranche awards were granted on the date that is two days after the release of the Company’s December 31, 2020 quarterly and fiscal year earnings (the “First Tranche”), and (2) the second tranche awards will be granted on the date that is two days after the release of the Company’s September 30, 2021 quarterly earnings (the “Second Tranche”). The terms of these awards are disclosed in the Form 8-K filed by the Company on March 19, 2021. The First Tranche was granted on March 25, 2021.

Upon subsequent review by the Board and the Compensation Committee, it was determined that, in order to correctly align the First Tranche with the intended equity incentive structure of the Company for 2021, additional stock options in an amount calculated based on their Black-Scholes valuation should be granted to Tia Cudahy, Jason Eustace and Devin Emery. Therefore, on April 27, 2021, the Board and the Compensation Committee approved an additional grant of 4,758 stock options to each of these executive officers. The first $100,000 of stock options (measured by the Fair Market Value (as defined in the Plan) of the shares underlying the options) that are scheduled to vest in any calendar year with respect to each executive officer are treated as incentive stock options to the extent permitted under applicable law. The remaining stock options are treated as non-qualified stock options. The option exercise price is equal to the Fair Market Value on the grant date.

The Board and the Compensation Committee also approved certain changes to the Second Tranche awards. Previously, the Board and the Compensation Committee approved a number of RSUs to be granted to each executive officer on each grant date in an amount equal to the product of $120,000 and 25%, divided by the Fair Market Value (as defined in the Plan) on the grant date, and a number of stock options to be granted to each executive officer on each grant date in an amount equal to the product of $120,000 and 75%, divided by the Fair Market Value on the grant date. The Board and Compensation Committee made certain changes to the number of RSUs and stock options comprising the Second Tranche so that (i) the number of RSUs and stock options granted may be rounded down to the closest number divisible by 16, for ease of administration, and (ii) the number of stock options to be granted to each executive officer on each grant date is an amount equal to the product of $120,000 and 75%, divided by the Black-Scholes valuation of a share of the Corporation’s common stock on the grant date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
Name:	Tia Cudahy
Title:	Chief Operating Officer and General Counsel

Date: May 3, 2021

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